EXHIBIT 5.1

(LETTERHEAD OF DECHERT LLP)

November 24, 2004

Thornburg Mortgage, Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501

Ladies and Gentlemen:

We have acted as counsel to Thornburg Mortgage, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-111784) (the “Registration Statement”) and in connection with the issuance and sale by the Company of $50,000,000 principal amount of its 8.00% Senior Notes due 2013 (the “Senior Notes”), pursuant to the terms of an Underwriting Agreement, dated November 10, 2004 (the “Underwriting Agreement”), by and among the Company, Thornburg Mortgage Advisory Corporation, a Delaware corporation (the “Manager”), and Credit Suisse First Boston LLC (the “Underwriter”).

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary, including the following documents:

(1)	executed copy of the Underwriting Agreement;

(2)	executed copy of the Indenture dated as of May 15, 2003, between the Company and Deutsche Bank Trust Company Americas, as amended and supplemented by the First Supplemental Indenture dated as of May 15, 2003 (together, the “Indenture”);

(3)	the Registration Statement;

(4)	the final prospectus dated January 21, 2004 and the related prospectus supplement relating to the Senior Notes dated November 10, 2004, as filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 15, 2004 (such prospectus and prospectus supplement are hereinafter collectively referred to as the “Prospectus”).

As to the facts on which this opinion is based, we have relied upon certificates and written statements (including the representations made in the Underwriting Agreement) of public officials, officers, directors, employees and representatives of, and accountants for the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.

Thornburg Mortgage, Inc.
November 24, 2004

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

On the basis of the foregoing and subject to the assumptions and qualifications contained in this letter, we are of the opinion that the Senior Notes, when issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, and (d) the waivers of any usury defense contained in the Indenture which may be unenforceable.

The opinion set forth herein is as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

The opinion expressed herein is limited to the Maryland General Corporation Law and we express no opinion concerning the laws of any other jurisdiction. As used herein, the “Maryland General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K described above and to the use of our name under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP